[Stamp ofDelawareState with the following text ūState of DelawareSecretary of State Division of CorporationsDelivered 01:18 PM11/23/2020 FILED 01:18 PM 11/23/2020SR 20208470657-FileNumber4219753Ŭ]CERTIFICATE OF INCORPORATION OFAnAurum Dynamics CorporationFIRST:The name ofthe corporationis:AnAurum DynamicsCorporation (the"Corporation").SECOND:The Corporation'sregistered officein the State ofDelaware is locatedat 16192 CoastalHighway,Lewes, Delaware19958, County ofSussex.The registered agentin chargethereof is HarvardBusiness Services,Inc.THIRD:The purpose of theCorporation is toengage in any lawfulactivity for whichcorporations maybeorganizedunder the DelawareGeneral CorporationLaw (the "DGCL").FOURTH:The Corporationis authorized toissue a total numberof shares of 10,000shares having aparvalue of $1.0000000per share.All shares shallbe common sharesand of one class.FIFTH:The business andaffairsof the Corporationshall be managedby or under thedirection of theboard of directors(the "Board"), andthe directors comprisingthe Board (the"Directors") neednot beelected by writtenballot.The number ofDirectors onthe Board shallbe set by a resolutionof the Board.SIXTH:The Corporationshall exist perpetuallyunless otherwisedecided by a majorityof the Board.SEVENTH:In furtheranceand not in limitationof the powersconferred by thelaws of the StateofDelaware, the Boardis authorized toamend or repealthe bylaws.EIGHTH:The Corporationreserves the rightto amend or repealany provision inthis CertificateofIncorporation in the manner prescribed by the laws of the State of Delaware.NINTH:The incorporatoris Harvard BusinessServices, Inc., themailing addressof which is 16192Coastal Highway,Lewes, Delaware 19958.TENTH:Tothe fullest extentpermitted by theDGCL, a Directorof the Corporationshall not bepersonally liableto the Corporationor its stockholdersfor monetary damagesfor breach of fiduciarydutyas a Director.No amendmentto, modificationof, or repealof this itemTenthshall apply to orhave anyeffecton the liabilityof a Director foror with respectto any acts or omissionsof such Directoroccurringprior to such amendment.If the DGCLis amended toauthorize corporateaction furthereliminating orlimiting the personal liability of Directors, then this Certificate should be read to eliminate or limit theliability of a Director of the Corporation to the fullest extent permitted by the DGCL, as so amended.I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware domake and filethis certificate,and do certifythat the factsherein statedare true; andhave accordinglysigned below, this November 23, 2020.Signed andAttested to by:[/s/Michael J. Bell]Harvard BusinessServices, Inc., IncorporatorBy: Michael J. Bell,President

- Page 1 -